Exhibit 99.1

MV Oil Trust

MV Oil Trust Announces Trust Fourth Quarter Distribution

MV OIL TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Houston, Texas, January 3, 2020 — MV Oil Trust (NYSE Symbol — MVO) announced the Trust distribution of net profits for the fourth quarterly payment period ended December 31, 2019.

Unitholders of record on January 15, 2020 will receive a distribution amounting to $2,185,000 or $0.190 per unit payable January 24, 2020.

Volumes, average price and net profits for the payment period were:

Volume (BOE)	181,804
Average price (per BOE)	$51.02
Gross proceeds	$9,276,008
Costs	$6,243,315
Net profits	$3,032,693
Percentage applicable to Trust’s 80%
Net profits interest	$2,426,155
MV Partners reserve for capital expenditures	$—
Total cash proceeds available for the Trust	$2,426,155
Provision for estimated Trust expenses	$(241,155)
Net cash proceeds available for distribution	$2,185,000

This press release contains forward-looking statements. Although MV Partners, LLC has advised the Trust that MV Partners, LLC believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct. The announced distributable amount is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended December 31, 2019. Any differences in actual cash receipts by the Trust could affect this distributable amount. Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2018 filed with the Securities and Exchange Commission. Statements made in this press release are qualified by the cautionary statements made in these risk factors. The Trust does not intend, and assumes no obligations, to update any of the statements included in this press release.

Contact: MV Oil Trust

The Bank of New York Mellon Trust Company, N.A., as Trustee

Michael Ulrich

512-236-6599

601 Travis Street, Floor 16, Houston, TX 77002